NEWS	Contact: Clay Williams (713) 346-7606
FOR IMMEDIATE RELEASE
NATIONAL OILWELL VARCO ANNOUNCES RESTATEMENT OF PRIOR
RESULTS AND EXPECTED FOURTH QUARTER 2005 EARNINGS AND
BACKLOG
HOUSTON, TX, February 17, 2006 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that it will restate its previously issued 2004 Annual Report on Form 10-K, due primarily to errors in intercompany and inventory accounts existing prior to 2002.
The restatement will have no impact on the reported net income of the Company for the nine-month period ended September 30, 2005, and will result in a cumulative increase in net income of $1.9 million or $0.03 per fully-diluted share for the three fiscal years ended December 31, 2004. The restatement will result in an increase to net income of $5.0 million or $0.06 per fully-diluted share, and $2.9 million or $0.04 per fully-diluted share, for the fiscal years ended December 31, 2004 and 2003, respectively. The restatement will result in a decrease to net income of $6.0 million or $0.07 per fully-diluted share for the fiscal year ended December 31, 2002. In addition, the write off of unreconciled differences will reduce inventory and stockholders’ equity by $28.1 million as of January 1, 2002. The Company will not restate its previously issued Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2005, because the impact is immaterial.
The Company also announced that it expects to announce earnings of approximately $0.58 per fully diluted share for the fourth quarter of 2005. Excluding merger, transaction and stock-based compensation charges, earnings are expected to be approximately $0.63 per fully diluted share. Backlog of the Company’s Rig Technology segment is expected to be approximately $2.3 billion as of December 31, 2005, and orders are expected to be approximately $900 million during the fourth quarter. The Company will release final results before market opening, and hold a conference call to discuss fourth quarter and 2005 earnings, on Friday, February 24, 2006 at 10:00 a.m. Central Time. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 303-262-2131 five to ten minutes prior to the scheduled start time.

In late 2005, the Company discovered an overstatement of inventory related to materials-in-transit between our consolidated subsidiaries, and its subsequent investigation identified overstatements of inventory and related intercompany account balances that primarily originated in accounting periods prior to December 31, 2001. The Company has concluded that a deficiency in controls relating to materials-in-transit and intercompany accounts existed at December 31, 2004, and that such deficiency represented a material weakness as of December 31, 2004. The Company has made revisions to its intercompany and inventory controls to identify and prevent these issues from recurring in future periods. Management of the Company believes that as a result of these improvements the Company’s internal controls relating to materials-in-transit and intercompany accounts are functioning effectively.
The Company’s audit committee and its independent registered public accounting firm, Ernst & Young, LLP, have reviewed and discussed the findings with management. The Company intends to file a revised report containing the audited restated financial statements for the year ended December 31, 2004.
The following tables compare the Company’s reported and restated financial results for the years ended December 31, 2004, 2003, and 2002, respectively.
As originally reported (in $ millions; except per share data):

	Year Ended December 31,
	2004	2003	2002
Stockholder’s Equity	$1,296.4	$1,090.4	$933.4
Income before income taxes and minority interest	$131.5	$116.7	$113.3
Net Income	$110.2	$76.8	$73.1

Net Income per Diluted Share	$1.27	$0.90	$0.89

As restated (in $ millions; except per share data):

	Year Ended December 31,
	2004	2003	2002
Stockholder’s Equity	$1,270.2	$1,059.2	$899.3
Income before income taxes and minority interest	$138.9	$121.8	$106.7
Net Income	$115.2	$79.7	$67.1

Net Income per Diluted Share	$1.33	$0.94	$0.82

Difference (in $ millions; except per share data):

	Year Ended December 31,
	2004	2003	2002
Stockholder’s Equity	($26.2)	($31.2)	($34.1)
Income before income taxes and minority interest	$7.4	$5.1	($6.6)
Net Income	$5.0	$2.9	($6.0)

Net Income per Diluted Share	$0.06	$0.04	($0.07)

National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements. In addition, this press release also includes preliminary financial information regarding the fourth quarter 2005, which, as of the date of this press release, National Oilwell Varco’s independent auditor has not completed its audit. Although National Oilwell Varco believes that the assumptions upon which the financial information and forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.
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